Exhibit 10.1

Agreement Relating to Indemnification and Clawback Rights, and Release

This Agreement Relating to Indemnification and Clawback Rights, and Release ("Agreement") is made and entered into this February 6th, 2012 (the “Effective Date”) by and between The Spectranetics Corporation (“Spectranetics”) and John G. Schulte (“Schulte”).

1.    Definitions.

“Appeal,” when used as a noun, means any challenge to any decision or verdict made by the Trial Court or the jury empanelled by the Trial Court, where such challenge is made in a court other than the Trial Court. When used as a verb, it means the process of undertaking an Appeal.

“Appellate Court” means a court that hears an Appeal.

“Case” means U.S. v. George John Schulte, et al., case number 10-CR-0045-WYD, to the extent of the charges contained in the Second Superseding Indictment dated May 5, 2011.

“Charter Documents” means the Certificate of Incorporation and Bylaws of Spectranetics.

“Clawback Rights” means the rights of Spectranetics to recover Legal Fees and Expenses advanced to or on behalf of Schulte commencing with the date that the Federal Investigation started, in the event that the verdict or findings at the Trial would result in Schulte’s being required to repay amounts, whether those rights arise under the Indemnification Agreement, DGCL, the Charter Documents, or the Undertakings.

“DGCL” means the Delaware General Corporation Law.

“Federal Investigation” means: the investigations initiated by the United States government on or after September 4, 2008, including, but not limited to investigations and proceedings of or brought by the U.S. Food and Drug Administration, the U.S. Immigration and Customs Enforcement, and/or the U.S. Department of Justice.

“Indemnification Rights” means Schulte’s right to advancement of expenses and indemnification pursuant to the Indemnification Agreement, the DGCL, the Charter Documents and/or the Undertakings.

“Legal Fees and Expenses” means: (i) fees paid or to be paid to attorneys for their time in investigating, preparing to defend, or defending the Federal Investigation, paid or to be paid by Spectranetics to or on behalf of Schulte; and (ii) expenses for investigating, preparing to defend, and defending the Federal Investigation, that were paid or to be paid by Spectranetics to or on behalf of Schulte.

“Successful” means a ruling by an Appellate Court which results in an over-ruling of a decision by the Trial Court and an order for a new trial.

“Trial” means legal proceedings that take place in the Trial Court relating to the Case on or after January 1, 2012, including pre-trial motions, the trial, motions during the trial, sentencing, and any briefing relating to those activities, but specifically excluding any legal action relating to the Case that takes place in or is directed to a court other than the Trial Court, including but not limited to any Appeal.

“Trial Court” means the United States District Court for the District of Colorado.

“Undertakings” means the Affirmation and Undertaking for Advancement of Expenses Pursuant to Delaware General Corporation Law §145(e) and the Bylaws of The Spectranetics Corporation signed by Schulte and dated September 23, 2008 and November 9, 2008.

2.    Clawback Rights and Indemnification Rights. Except as specifically provided in this Agreement, Spectranetics will have no further Clawback Rights regarding Legal Fees and Expenses under the Indemnification Agreement, the DGCL, the Charter Documents and/or the Undertakings. Except as specifically provided in this Agreement, Schulte will have no further Indemnification Rights regarding Legal Fees and Expenses under the Indemnification Agreement, the DGCL, the Charter Documents and/or the Undertakings. Except as otherwise provided in this Agreement, Spectranetics and Schulte retain all other rights and obligations under the Indemnification Agreement, the DGCL, the Charter Documents and/or the Undertakings.

3.    Payments.

a.    Spectranetics will reimburse Schulte an amount not to exceed $1.9 million for his Legal Fees and Expenses that are incurred on or after January 1, 2012 for the Case and any Appeal that is not Successful. For purposes of calculating amounts paid by Spectranetics on behalf of Schulte, the following rules will apply for people and entities retained by Schulte and a co-defendant: ½ of the actual cost for a court reporter and transcripts; ½ of the actual cost of one person to do computer work; ½ of the actual cost of a jury consultant; ½ of the actual cost of expert witnesses; and 1/3 of the actual cost of computer data storage by Iris. Spectranetics will pay the enumerated expenses in full, but only the fractions listed will be applied for purposes of the dollar cap in the first sentence of this subsection.

b.    Schulte will deliver copies of his attorney’s bills and receipts for Legal Fees and Expenses covered under subsection (a) to Spectranetics. Spectranetics will pay Schulte (or his attorneys) the amounts of Legal Fees and Expenses shown on that documentation that relate to the time periods stated in subsection (a) within 30 days of receipt up to the total amounts noted in subsection (a).

4.    Mistrial. In the event that there is a mistrial declared by the Trial Court at any stage of the Trial, and the mistrial is not the result of any misconduct by Schulte, his attorneys, his witnesses, or his experts, then either Schulte or Spectranetics may send a notice to the other within 10 business days of the declaration of the mistrial, stating that this Agreement is null and void ab initio. In the event that there is a mistrial declared by the Trial Court at any stage of the Trial, and the mistrial is the result of any misconduct by Schulte, his attorneys, his witnesses, or his experts, then Spectranetics may send a notice to Schulte within 10 business days of the declaration of the mistrial, stating that this Agreement is null and void ab initio. The effects of declaring this Agreement void ab initio will include: the voiding of the releases provided in Section 6, the revival of the Schulte’s Indemnification Rights and Spectranetics’ Clawback Rights.

5.    Appeal, New Trial.

a.    In the event that Schulte Appeals any result of the Trial and the Appeal is Successful, then: (i) Spectranetics will reimburse Schulte for up to $200,000 of Legal Fees and Expenses incurred in connection with the Appeal; (ii) Schulte will retain his full Indemnification Rights and Spectranetics will advance to Schulte reasonable Legal Fees and Expenses of any new trial that is conducted as a result of the ruling of the Appellate Court; and (iii) Spectranetics will have Clawback Rights for all of the Legal Fees and Expenses that are advanced by Spectranetics in connection with the Appeal and any new trial or any subsequent proceedings.

b.    In the event that there is a mistrial declared by the Trial Court at any stage of the Trial, and the mistrial is not the result of any misconduct by Schulte, his attorneys, his witnesses, or his experts, and neither Schulte nor Spectranetics sends the notice provided for in Section 4, then: (i) Schulte will retain his full Indemnification Rights and Spectranetics will advance to Schulte reasonable Legal Fees and Expenses of any new trial that is conducted as a result of the mistrial; and (ii) Spectranetics will have Clawback Rights for all of the Legal Fees and Expenses that are advanced by Spectranetics in connection the new trial or any subsequent proceedings.

6.    Release.

a.    Schulte releases, acquits and forever discharges Spectranetics from any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever (collectively, “Claims”) that Schulte now has or may hereafter have against Spectranetics on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date.

b.    Spectranetics releases, acquits and forever discharges Schulte from any and all Claims that Spectranetics now has or may hereafter have against Schulte on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date.

c.    Without limiting the generality of the foregoing, Spectranetics and Schulte agree that these releases include Claims for any and all payments made by either of them after the Effective Date that arise from the Federal Investigation, but not to the extent that those payments would be subject to Clawback Rights that are specifically retained or that may be revived under the terms of this Agreement.

d.    Schulte and Spectranetics do not release each other from any Claims arising out of the breach or alleged breach of this Agreement.

7.    Unknown Facts. Schulte and Spectranetics acknowledge that they are aware that they or their attorneys may later discover facts different from or in addition to the facts which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to, and they do, fully, finally, absolutely, and forever settle any and all claims, disputes and differences which do now exist, may exist, or may have existed between them as set forth herein and that in furtherance of such intention, the mutual general release given above shall be, and remain, in effect as a full and complete mutual and general release, notwithstanding any mistake of fact or the discovery of any different or additional facts.

8.    Miscellaneous.

a.    Successors and Assigns. The provisions of this Agreement will be deemed to bind, obligate and extend to, and inure to the benefit of the parties’ successors and assigns.

b.    Entire Agreement and Amendment. This Agreement contains the entire agreement and understanding between Spectranetics and Schulte and supersedes and replaces all prior negotiations or proposed agreements, written or oral relating to its subject matter. Neither of the parties has entered into this Agreement in reliance upon any promise, representation or warranty not contained in this Agreement. Each party has fully and carefully read the foregoing Agreement, knows and understands its contents, has had the advice of legal counsel, and signs it freely. This Agreement may be amended only by a writing signed by both Spectranetics and Schulte.

c.    Method of Signing. This Agreement may be executed electronically and in two or more counterparts, each of which will be deemed an original and all together will constitute one and the same instrument.

d.    Notices. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by a reputable overnight courier to the addresses shown on the signature page or to another address that is provided by notice under this subsection.

The Spectranetics Corporation By: /s/ Roger Wertheimer Roger Wertheimer Vice President 9965 Federal Drive Colorado Springs, CO 80921-3617	/s/ John G. Schulte John G. Schulte Address for Notices:

Approved by:
/s/ Michele Berdinis Fagin Michele Berdinis Fagin Sparks Willson Borges Brandt & Johnson, P.C. 24 S. Weber Street, Suite 400 Colorado Springs, CO 80903 Outside counsel to The Spectranetics Corporation	/s/ Stephen C. Schulte Stephen C. Schulte Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601-9703 Counsel to John G. Schulte

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